EXHIBIT 21.1

List of Subsidiaries

Wholly-Owned Subsidiaries

New Oriental Education Corporation

Beijing Judgment Education & Consulting Co,. Ltd.

Beijing Hewstone Technology Co., Ltd.

Beijing Decision Education and Consulting Co, Ltd.

Consolidated Affiliated Entity

Beijing New Oriental Education & Technology (Group) Co., Ltd.